Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

On Track Innovations Ltd.

We consent to the incorporation by reference in the registration statements (No. 333-101491, No. 333-116429, No. 333-128106, No. 333-140786, No. 333-149034, No. 333-149575, No. 333-173075, No. 333-179306, No. 333-192443 and 333-196842) on Form S-8 , and No. 333-221060 on Form S-3 of On Track Innovations Ltd. of our report dated March 25, 2019, with respect to the consolidated balance sheet of On Track Innovations Ltd. and its subsidiaries as of December 31, 2018, the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of On Track Innovations Ltd.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Tel Aviv, Israel

March 24, 2020